Exhibit 99.1

Contacts

Media Joe Muehlenkamp 314.554.4135 jmuehlenkamp@ameren.com	Analysts Doug Fischer 314.554.4859 dfischer@ameren.com	Investors Investor Services 800.255.2237 invest@ameren.com

For Immediate Release

Ameren Announces Second Quarter 2014 Results

and Affirms 2014 Earnings Guidance

•	Second Quarter Earnings Per Share from Continuing Operations Were $0.62 in 2014 vs. $0.44 in 2013

•	Guidance Range for 2014 EPS from Continuing Operations Affirmed at $2.30 to $2.50

ST. LOUIS (Aug. 5, 2014) — Ameren Corporation (NYSE: AEE) today announced second quarter 2014 net income from continuing operations of $150 million, or 62 cents per share, compared to second quarter 2013 net income from continuing operations of $105 million, or 44 cents per share.

The year-over-year increase in second quarter 2014 earnings from continuing operations reflected the absence of 2013 Callaway Energy Center nuclear refueling outage expenses and a 2013 charge related to Missouri fuel adjustment clause (FAC) treatment of certain prior period wholesale sales. In 2014 the Callaway refueling outage is scheduled for the fourth quarter, whereas in 2013 the refueling outage occurred in the second quarter. The earnings comparison also benefited from warmer early summer temperatures in 2014, which drove higher Missouri native load electric sales volumes. Other factors included increased rates effective Jan. 1, 2014, for Federal Energy Regulatory Commission (FERC) regulated electric transmission and Illinois natural gas delivery services, as well as decreased interest expense.

“Continued execution of our strategy is producing solid financial and operating performance for the benefit of our customers and shareholders,” said Warner L. Baxter, chairman, president and chief executive officer of Ameren Corporation. “Over the remainder of this year, we will remain focused on successfully completing several key infrastructure projects, as well as managing our costs in a disciplined fashion.”

Ameren recorded net income from continuing operations for the six months ended June 30, 2014, of $247 million, or $1.02 per share, compared to net income from continuing operations for the six months ended

NEWS RELEASE

June 30, 2013, of $159 million, or 66 cents per share. This earnings increase reflected much colder winter and warmer early summer temperatures in 2014, which drove higher native load electric and natural gas sales volumes, as well as the absence of 2013 Callaway refueling outage expenses and a 2013 Missouri FAC-related charge. The positive earnings comparison was also the result of increased rates, effective Jan. 1, 2014, for FERC-regulated electric transmission and Illinois natural gas delivery services. In addition, interest expense and Parent Company and Other operations and maintenance expenses decreased.

Guidance for Earnings from Continuing Operations

Ameren continues to expect earnings per share to be in a range of $2.30 to $2.50 for 2014 and to grow at a 7% to 10% compound annual rate through 2018 using 2013 results from continuing operations as the base. This expected five-year growth is driven primarily by infrastructure investments in FERC-regulated electric transmission and Illinois-regulated energy delivery services.

Ameren’s earnings guidance assumes normal temperatures for the second half of 2014 and, along with Ameren’s growth expectations, is subject to the effects of, among other things, changes in 30-year U.S. Treasury bond yields; regulatory decisions and legislative actions; energy center and energy delivery operations; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Segment Results

Ameren Missouri segment second quarter 2014 earnings were $126 million, compared to second quarter 2013 earnings of $84 million. This earnings increase reflected the absence of 2013 Callaway refueling outage expenses and a 2013 charge related to FAC treatment of certain prior period wholesale sales. In addition, earnings benefited from warmer early summer temperatures in 2014, which drove higher native load electric sales volumes, as well as decreased interest expense and disciplined cost management. These factors were partially offset by higher depreciation and amortization expenses.

Ameren Illinois Segment Results

Ameren Illinois segment second quarter 2014 earnings were $28 million, compared to second quarter 2013 earnings of $31 million. This earnings decline reflected lower electric delivery service earnings under formula ratemaking as timing differences more than offset positive effects from increased infrastructure investments and a higher allowed return on equity due to increased 30-year U.S. Treasury

NEWS RELEASE

bond yields. The earnings comparison was also negatively affected by a charge related to a June 2014 FERC order. These factors were partially offset by increased rates, effective Jan. 1, 2014, for FERC-regulated electric transmission and natural gas delivery services, as well as decreased interest expense.

Parent Company and Other

The Parent Company and Other loss from continuing operations for the second quarter of 2014 was $4 million, compared to a loss of $10 million for the second quarter of 2013. This reduced loss reflected decreased interest expense, primarily resulting from the May 2014 maturity of parent company 8.875% senior notes, and lower other operations and maintenance expenses, primarily due to the substantial elimination of business and administrative costs previously incurred in support of the divested merchant generation business. The earnings comparison also benefited from increased earnings from Ameren Transmission Company of Illinois, reflecting infrastructure investments made under FERC ratemaking.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Tuesday, Aug. 5, to discuss second quarter 2014 earnings, earnings guidance and growth expectations, and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at Ameren.com by clicking on “Q2 2014 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. This presentation will be posted in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time from Aug. 5 through Aug. 12 by dialing U.S. 877.660.6853 or international 201.612.7415, and entering ID number 13587409.

About Ameren

St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric delivery and transmission service as well as natural gas delivery service while Ameren Missouri provides vertically integrated electric service, with generating capacity of 10,300 megawatts, and natural gas delivery service. Ameren Transmission Company of Illinois develops regional electric transmission projects. Follow the company on Twitter @AmerenCorp. For more information, visit Ameren.com.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended December 31, 2013 and elsewhere in this release and in our other filings with the Securities and Exchange

NEWS RELEASE

Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the complaint cases filed by Noranda Aluminum, Inc. and 37 residential customers with the Missouri Public Service Commission in February 2014; Ameren Missouri’s July 2014 electric rate case filing; Ameren Illinois’ appeals of the Illinois Commerce Commission’s electric and natural gas rate orders issued in December 2013; Ameren Illinois’ April 2014 annual electric delivery service formula update filing; FERC settlement procedures regarding a potential Ameren Illinois electric transmission rate refund; the complaint case filed with FERC seeking a reduction in the allowed return on common equity under the Midcontinent Independent System Operator tariff; and future regulatory, judicial, or legislative actions that seek to change regulatory recovery mechanisms;

•

the effect of Ameren Illinois participating in a performance-based formula ratemaking process under the Illinois Energy Infrastructure Modernization Act (IEIMA), including the direct relationship between Ameren Illinois’ return on common equity and 30-year United States Treasury bond yields, the related financial commitments required by the IEIMA, and the resulting uncertain impact on the financial condition, results of operations and liquidity of Ameren Illinois;

•	the potential extension of the IEIMA after its current sunset provision at the end of 2017, and any changes to the performance-based formula ratemaking process or required financial commitments;

•

the effects of Ameren Illinois’ expected participation, beginning in 2015, in the regulatory framework provided by the state of Illinois’ Natural Gas Consumer, Safety and Reliability Act, which allows for the use of a rider to recover costs of certain natural gas infrastructure investments made between rate cases;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at either the state or federal levels and the implementation of deregulation;

•	changes in laws and other governmental actions, including monetary, fiscal, and tax policies;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	the timing of increasing capital expenditure and operating expense requirements and our ability to timely recover these costs;

•

the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including our ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

•

disruptions of the capital markets, deterioration in our credit metrics, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity;

•	our assessment of our liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•	the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages;

•	generation, transmission, and distribution asset construction, installation, performance, and cost recovery;

•	the effects of our increasing investment in electric transmission projects and uncertainty as to whether we will achieve our expected returns in a timely fashion, if at all;

•	the extent to which Ameren Missouri prevails in its claim against an insurer in connection with its Taum Sauk pumped-storage hydroelectric energy center incident;

•	the extent to which Ameren Missouri is permitted by its regulators to recover in rates the investments it made in connection with additional nuclear generation at its Callaway Energy Center;

•	operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, and decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures, and any related tax implications;

•

the impact of current environmental regulations on utilities and power generating companies and new, more stringent or changing requirements, including those related to greenhouse gases, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of our energy centers, increase our costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, workforce reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

•	the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by Ameren Missouri’s energy centers or required to satisfy Ameren Missouri’s energy sales;

NEWS RELEASE

•

the inability of Dynegy Inc. and Illinois Power Holdings, LLC (IPH) to satisfy their indemnity and other obligations to Ameren in connection with the divestiture of New Ameren Energy Resources Generating Company, LLC to IPH;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, cyber attacks or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME (LOSS)

(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Operating Revenues:
Electric	$1,235	$1,228	$2,341	$2,316
Gas	184	175	672	562

Total operating revenues	1,419	1,403	3,013	2,878

Operating Expenses:
Fuel	198	213	402	426
Purchased power	111	121	223	272
Gas purchased for resale	79	72	383	302
Other operations and maintenance	412	447	832	846
Depreciation and amortization	183	178	364	353
Taxes other than income taxes	114	111	241	233

Total operating expenses	1,097	1,142	2,445	2,432

Operating Income	322	261	568	446

Other Income and Expenses:
Miscellaneous income	21	16	39	31
Miscellaneous expense	4	5	13	13

Total other income	17	11	26	18

Interest Charges	89	100	181	201

Income Before Income Taxes	250	172	413	263

Income Taxes	99	66	163	101

Income from Continuing Operations	151	106	250	162

Loss from Discontinued Operations, Net of Taxes	(1)	(10)	(2)	(209)

Net Income (Loss)	150	96	248	(47)

Less: Net Income from Continuing Operations Attributable to Noncontrolling Interests	1	1	3	3

Net Income (Loss) Attributable to Ameren Corporation:

Continuing Operations	150	105	247	159

Discontinued Operations	(1)	(10)	(2)	(209)

Net Income (Loss) Attributable to Ameren Corporation	$149	$95	$245	$(50)

Earnings (Loss) per Common Share – Basic:

Continuing Operations	$0.62	$0.44	$1.02	$0.66
Discontinued Operations	(0.01)	(0.05)	(0.01)	(0.87)

Earnings (Loss) per Common Share – Basic	$0.61	$0.39	$1.01	$(0.21)

Average Common Shares Outstanding – Basic	242.6	242.6	242.6	242.6

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	June 30, 2014	December 31, 2013

ASSETS
Current Assets:
Cash and cash equivalents	$46	$30
Accounts receivable - trade (less allowance for doubtful accounts)	454	404
Unbilled revenue	299	304
Miscellaneous accounts and notes receivable	213	196
Materials and supplies	491	526
Current regulatory assets	202	156
Current accumulated deferred income taxes, net	177	106
Other current assets	68	85
Assets of discontinued operations	15	165

Total current assets	1,965	1,972

Property and Plant, Net	16,726	16,205
Investments and Other Assets:
Nuclear decommissioning trust fund	523	494
Goodwill	411	411
Intangible assets	19	22
Regulatory assets	1,213	1,240
Other assets	731	698

Total investments and other assets	2,897	2,865

TOTAL ASSETS	$21,588	$21,042

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$119	$534
Short-term debt	793	368
Accounts and wages payable	575	806
Taxes accrued	132	55
Interest accrued	92	86
Current regulatory liabilities	218	216
Other current liabilities	350	351
Liabilities of discontinued operations	33	45

Total current liabilities	2,312	2,461

Long-term Debt, Net	5,825	5,504
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	3,526	3,250
Accumulated deferred investment tax credits	60	63
Regulatory liabilities	1,784	1,705
Asset retirement obligations	380	369
Pension and other postretirement benefits	463	466
Other deferred credits and liabilities	524	538

Total deferred credits and other liabilities	6,737	6,391

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,607	5,632
Retained earnings	957	907
Accumulated other comprehensive income	6	3

Total Ameren Corporation stockholders’ equity	6,572	6,544
Noncontrolling Interests	142	142

Total equity	6,714	6,686

TOTAL LIABILITIES AND EQUITY	$21,588	$21,042

AMEREN CORPORATION (AEE)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Six Months Ended June 30,
	2014	2013

Cash Flows From Operating Activities:
Net income (loss)	$248	$(47)
Loss from discontinued operations, net of taxes	2	209
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	349	334
Amortization of nuclear fuel	47	29
Amortization of debt issuance costs and premium/discounts	11	12
Deferred income taxes and investment tax credits, net	178	70
Allowance for equity funds used during construction	(16)	(16)
Stock-based compensation costs	15	14
Other	(8)	18
Changes in assets and liabilities	(168)	106

Net cash provided by operating activities - continuing operations	658	729
Net cash provided by (used in) operating activities - discontinued operations	(4)	39

Net cash provided by operating activities	654	768

Cash Flows From Investing Activities:
Capital expenditures	(883)	(575)
Nuclear fuel expenditures	(26)	(25)
Purchases of securities - nuclear decommissioning trust fund	(290)	(97)
Sales and maturities of securities - nuclear decommissioning trust fund	283	89
Proceeds from note receivable - Illinois Power Marketing Company	70	-
Contributions to note receivable - Illinois Power Marketing Company	(78)	-
Other	2	2

Net cash used in investing activities - continuing operations	(922)	(606)
Net cash provided by (used in) investing activities - discontinued operations	152	(31)

Net cash used in investing activities	(770)	(637)

Cash Flows From Financing Activities:
Dividends on common stock	(194)	(194)
Dividends paid to noncontrolling interest holders	(3)	(3)
Short-term debt, net	425	25
Redemptions of long-term debt	(692)	-
Issuances of long-term debt	598	-
Capital issuance costs	(4)	-
Advances received for construction	2	7

Net cash provided by (used in) financing activities - continuing operations	132	(165)
Net cash used in financing activities - discontinued operations	-	-

Net cash provided by (used in) financing activities	132	(165)

Net change in cash and cash equivalents	16	(34)
Cash and cash equivalents at beginning of year	30	209

Cash and cash equivalents at end of period	46	175

Less cash and cash equivalents at end of period - discontinued operations	-	25

Cash and cash equivalents at end of period - continuing operations	$46	$150

AMEREN CORPORATION (AEE)

OPERATING STATISTICS FROM CONTINUING OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	2,897	2,864	7,079	6,666
Commercial	3,560	3,545	7,222	7,063
Industrial	2,191	2,170	4,278	4,249
Other	27	27	60	61

Native load subtotal	8,675	8,606	18,639	18,039
Off-system and wholesale	1,438	2,179	2,891	3,667

Subtotal	10,113	10,785	21,530	21,706

Ameren Illinois
Residential
Power supply and delivery service	935	1,171	2,241	3,145
Delivery service only	1,635	1,364	3,833	2,497
Commercial
Power supply and delivery service	591	584	1,284	1,280
Delivery service only	2,348	2,326	4,641	4,433
Industrial
Power supply and delivery service	477	428	924	856
Delivery service only	2,600	2,737	5,188	5,406
Other	123	126	267	265

Native load subtotal	8,709	8,736	18,378	17,882

Eliminate affiliate sales	(50)	-	(50)	(41)

Ameren Total from Continuing Operations	18,772	19,521	39,858	39,547

Electric Revenues (in millions):
Ameren Missouri
Residential	$351	$339	$694	$671
Commercial	317	322	563	566
Industrial	124	128	221	227
Other	32	4	59	18

Native load subtotal	$824	$793	$1,537	$1,482
Off-system and wholesale	47	67	83	110

Subtotal	$871	$860	$1,620	$1,592

Ameren Illinois
Residential
Power supply and delivery service	$101	$125	$223	$290
Delivery service only	77	66	154	108
Commercial
Power supply and delivery service	54	54	115	108
Delivery service only	48	46	88	80
Industrial
Power supply and delivery service	25	20	52	36
Delivery service only	10	12	20	23
Other	49	45	65	83

Native load subtotal	$364	$368	$717	$728

Eliminate affiliate revenues and other	-	-	4	(4)

Ameren Total from Continuing Operations	$1,235	$1,228	$2,341	$2,316

Electric Generation - megawatthours (in millions):
Ameren Missouri	10.3	10.5	22.0	21.5

Fuel Cost per kilowatthour (cents):
Ameren Missouri	1.855	1.907	1.902	1.817

Gas Sales - decatherms (in thousands):
Ameren Missouri	2,770	3,415	11,293	11,076
Ameren Illinois	28,364	29,917	106,308	95,396

Ameren Total	31,134	33,332	117,601	106,472

Net Income (Loss) by Segment (in millions):
Ameren Missouri	$126	$84	$173	$124
Ameren Illinois	28	31	81	62
Other	(4)	(10)	(7)	(27)

Ameren Total	$150	$105	$247	$159

		June 30, 2014		December 31, 2013
Common Stock:
Shares outstanding (in millions)		242.6		242.6
Book value per share		$27.09		$26.97
Capitalization Ratios:
Common equity		49.0%		50.1%
Preferred stock		1.1%		1.1%
Debt, net of cash		49.9%		48.8%